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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  FORM 8-K/A

                                CURRENT REPORT
    Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   October 22, 1999
                                                 -----------------------------
                                Stamps.com Inc.
------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

         Delaware                  000-26427               77-0454966
------------------------------------------------------------------------------
(State or other jurisdiction      (Commission            (IRS Employer
     of incorporation)            File Number)         Identification No.)

3420 Ocean Park Boulevard, Suite 1040, Santa Monica, California       90405
------------------------------------------------------------------------------
          (Address of principal executive offices)                  (Zip Code)

Registrant's telephone number, including area code
                                                   ---------------------------

------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

The undersigned registrant hereby amends Item 7 of its Current Report on Form 8-K dated October 22, 1999 and files such amended Item 7 with this report.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (a)  Financial Statements of Businesses Acquired.

              Balance Sheets of iShip.com, Inc. at December 31, 1997 and 1998, and at September 30, 1999 (unaudited) and the related statements of operations, stockholders' equity and cash flows for (i) the period from May 27, 1997 (date of inception) to December 31, 1997;
              (ii) the fiscal year ended December 31, 1998; and (iii) the nine months ended September 30, 1999 (unaudited).

                         INDEPENDENT AUDITOR'S REPORT

To the Stockholders
iShip.com, Inc.

   We have audited the accompanying balance sheets of iShip.com, Inc. (a development stage company) as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for the period from inception (May 27, 1997) to December 31, 1997 and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of iShip.com, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from inception (May 27, 1997) to December 31, 1997 and for the year ended December 31, 1998, in conformity with generally accepted accounting principles.


                                  /s/Moss Adams LLP

Seattle, Washington
March 12, 1999
                                iSHIP.COM, INC.
                         (A Development Stage Company)

                                 BALANCE SHEETS

                                                                                 December 31,
                                                                          --------------------------      September 30,
                                                                            1997            1998              1999
                                                                          ---------      -----------       -----------
                                                                                                           (Unaudited)
                               ASSETS
Current assets
  Cash and cash equivalents.....................................          $ 218,876      $   386,384       $ 5,521,919
  Investments...................................................                 --          990,676                --
  Stock subscriptions receivable................................             96,098               --                --
  Prepaid expenses and other....................................             37,850           12,516           102,270
                                                                          ---------      -----------       -----------
     Total current assets.......................................            352,824        1,389,576         5,624,189
                                                                          ---------      -----------       -----------
Equipment, net..................................................            175,936          237,094         2,224,403
                                                                          ---------      -----------       -----------
                                                                          $ 528,760      $ 1,626,670       $ 7,848,592
                                                                          =========      ===========       ===========
                LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts Payable..............................................          $   2,377      $    42,320       $   605,131
  Accrued liabilities...........................................                201           19,514            82,771
  Advances from shareholders....................................              4,525               --                --
  Current portion of long-term debt.............................                 --            7,200           389,920
  Current portion of capital lease obligations..................             46,140           48,900            46,900
                                                                          ---------      -----------       -----------
     Total current liabilities..................................             53,243          117,934         1,124,722
                                                                          ---------      -----------       -----------
Long-term debt, net of current portion..........................                 --           79,218         1,281,164
Deferred compensation...........................................            150,000          168,750           168,750
Deferred rent payable...........................................                 --           50,845            96,606
Capital lease obligations, net of current portion...............            128,386           79,486            45,050
                                                                          ---------      -----------       -----------
     Total long-term liabilities................................            278,386          378,299         1,591,570
                                                                          ---------      -----------       -----------
Shareholders' equity
  Series A Preferred stock, $.0005 par value, 8,986,668
    shares authorized, shares issued and outstanding;
    1,600,000 at December 31, 1997, 8,986,668 at
    December 31, 1998 and September 30, 1999,
    liquidation preference of $600,000 at December 31,
    1997, and $3,369,801 at December 31, 1998 and
    September 30, 1999..........................................                800            4,493             4,493
  Series B Preferred stock, $.0005 par value, 12,800,000
    shares authorized, shares issued and outstanding;
    none at December 31, 1997 and 1998, 10,133,334 at
    September 30, 1999, liquidation preference of
    $7,600,000 at September 30, 1999............................                 --               --             5,067
  Common stock, $0.0005 par value, 60,000,000 shares
    Authorized, shares issued and outstanding; 6,132,448
    at December 31, 1997, 6,543,448 at December 31,
    1998, and 7,238,014 at September 30, 1999...................              3,066            3,272             3,619
  Additional paid-in capital....................................            599,570        3,383,120        10,998,903
  Deficit accumulated during the development stage..............           (406,305)      (2,260,448)       (5,879,782)
                                                                          ---------      -----------       -----------
                                                                            197,131        1,130,437         5,132,300
                                                                          ---------      -----------       -----------
                                                                          $ 528,760      $ 1,626,670       $ 7,848,592
                                                                          =========      ===========       ===========

                            See accompanying notes.

                                iSHIP.COM, INC.
                         (A Development Stage Company)

                            STATEMENTS OF OPERATIONS

                                              Period from                                                    Period from
                                               Inception                                                      Inception
                                                (May 27,                         Nine Months Ended             (May 27,
                                                1997) to      Year Ended            September 30,              1997) to
                                              December 31,   December 31,    ---------------------------     September 30,
                                                  1997           1998            1998           1999             1999
                                               ---------     -----------     -----------     -----------      -----------
                                                                             (Unaudited)     (Unaudited)      (Unaudited)
Revenues...............................        $      --     $        --     $        --     $        --      $        --
                                               ---------     -----------     -----------     -----------      -----------
Operating Expenses:
 General and administrative............          254,746       1,038,911         756,126       2,028,446        3,322,103
 Research and development..............          203,966         778,814         504,542       1,418,641        2,401,421
 Selling and marketing.................              500          79,224           5,978         233,731          313,455
 Product implementation................           19,297          53,574          32,324          74,158          147,029
                                               ---------     -----------     -----------     -----------      -----------
                                                 478,509       1,950,523       1,298,970       3,754,976        6,184,008
                                               ---------     -----------     -----------     -----------      -----------
Operating loss.........................         (478,509)     (1,950,523)     (1,298,970)     (3,754,976)      (6,184,008)
                                               ---------     -----------     -----------     -----------      -----------
Other income (expense):
 Interest income.......................               --          73,030          49,657         152,609          225,639
 Interest expense......................               --          (8,879)         (6,252)        (17,872)         (26,751)
 Other income..........................           72,204          32,229          31,795             905          105,338
                                               ---------     -----------     -----------     -----------      -----------
                                                  72,204          96,380          75,200         135,642          304,226
                                               ---------     -----------     -----------     -----------      -----------
Net loss...............................        $(406,305)    $(1,854,143)    $(1,223,770)    $(3,619,334)     $(5,879,782)
                                               =========     ===========     ===========     ===========      ===========

                            See accompanying notes.

                                iSHIP.COM, INC.
                         (A Development Stage Company)

                       STATEMENTS OF STOCKHOLDERS' EQUITY




                                                          Preferred Stock       Preferred Stock                        Deficit
                                                        -------------------   --------------------    Additional     Accumulated
                                     Common Stock            Series A               Series B         ------------     During the
                                  -------------------   -------------------   --------------------     Paid-in       Development
                                   Shares     Amount     Shares     Amount      Shares     Amount      Capital          Stage
                                  ---------   -------   ---------   -------   ----------   -------   ------------   -------------
Balance, May 27, 1997
 (inception)...................          --    $   --          --   $    --           --   $    --    $        --    $        --
Common stock issued............   6,132,448     3,066          --        --           --        --            370             --
Preferred stock issued.........          --        --   1,600,000       800           --        --        599,200             --
Net loss.......................          --        --          --        --           --        --             --       (406,305)
                                  ---------    ------   ---------    ------   ----------   -------    -----------    -----------
Balance, December 31,
 1997..........................   6,132,448     3,066   1,600,000       800           --        --        599,570       (406,305)
                                  ---------    ------   ---------    ------   ----------   -------    -----------    -----------
Common stock issued............     411,000       206          --        --           --        --         15,207             --
Preferred stock issued.........          --        --   7,386,668     3,693           --        --      2,766,308             --
Stock and stock options
 granted to consultants........          --        --          --        --           --        --          2,035             --
Net loss.......................          --        --          --        --           --        --             --     (1,854,143)
                                  ---------    ------   ---------    ------   ----------   -------    -----------    -----------
Balance, December 31,
 1998..........................   6,543,448     3,272   8,986,668     4,493           --        --      3,383,120     (2,260,448)
                                  ---------    ------   ---------    ------   ----------   -------    -----------    -----------
Common stock issued
 (unaudited)...................     694,566       347          --        --           --        --         18,028             --
Preferred stock issued
 (unaudited)...................          --        --          --        --   10,133,334     5,067      7,594,933             --
Stock and stock options
 granted to consultants
 (unaudited)...................          --        --          --        --           --        --          2,822             --
Net loss for nine months
 ended September 30,
 1999 (unaudited)..............          --        --          --        --           --        --             --     (3,619,334)
                                  ---------    ------   ---------    ------   ----------   -------    -----------    -----------
Balance, September 30,
 1999 (unaudited)..............   7,238,014    $3,619   8,986,668    $4,493   10,133,334   $ 5,067    $10,998,903    $(5,879,782)
                                  =========    ======   =========    ======   ==========   =======    ===========    ===========


                            See accompanying notes.

                                iSHIP.COM, INC.
                         (A Development State Company)

                            STATEMENTS OF CASH FLOWS

                                                    Period From                                                        Period from
                                                     Inception                                                          Inception
                                                   (May 27, 1997)     Year Ended          Nine Months Ended          (May 27, 1997)
                                                  to December 31,    December 31,           September 30,           to September 30,
                                                                                     --------------------------
                                                        1997             1998            1998           1999              1999
                                                  ---------------    ------------    -----------    -----------     ----------------
                                                                                     (Unaudited)     (Unaudited)       (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss........................................       $(406,305)    $(1,854,143)   $(1,223,770)   $ (3,619,334)    $ (5,879,782)
 Adjustments to reconcile net loss to net cash
  from operating activites.......................
  Depreciation...................................          15,511          80,872         54,986         343,953          440,336
  Amortization of discount of investments........              --         (48,445)       (25,171)       (146,561)        (195,006)
  Stock and stock options issued for services....             375           2,448          2,210           2,100            4,923
 Changes in assets and liabilites:
  Prepaid expenses and other.....................         (37,850)         25,334         37,400         (89,754)        (102,270)
  Accounts payable...............................           2,377          39,943         45,841         562,811          605,131
  Accrued liabilities............................             201          19,313         19,299          63,257           82,771
  Deferred compensation..........................         150,000          18,750         18,750              --          168,750
  Deferred rent payable..........................              --          50,845         35,592          45,761           96,606
                                                        ---------     -----------    -----------    ------------     ------------
Net cash used in operating activities............        (275,691)     (1,665,083)    (1,034,863)     (2,837,767)      (4,778,541)
                                                        ---------     -----------    -----------    ------------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of property and equipment..............          (5,321)       (142,030)      (107,347)     (2,331,262)      (2,478,613)
 Proceeds from sale of investments...............              --       1,050,000        197,206      21,098,602       22,148,602
 Purchase of investments.........................              --      (1,992,231)    (1,992,231)    (19,961,365)     (21,953,596)
                                                        ---------     -----------    -----------    ------------     ------------
Net cash used in investing activities............          (5,321)     (1,084,261)    (1,902,372)     (1,194,025)      (2,283,607)
                                                        ---------     -----------    -----------    ------------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from long-term debt....................              --          86,418         38,686       1,591,866        1,678,284
 Proceeds from issuance of common stock..........           3,061          15,000         15,000          19,097           37,158
 Proceeds from issuance of preferred stock.......         600,000       2,770,001      2,770,001       7,600,000       10,970,001
 Net change in stock subscription receivable.....         (96,098)         96,098         96,098              --               --
 Net change in shareholder advance...............           4,525          (4,525)        (4,525)             --               --
 Payments on capital lease obligations...........         (11,600)        (46,140)       (34,305)        (36,436)         (94,176)
 Payments on long-term debt......................              --              --             --          (7,200)          (7,200)
                                                        ---------     -----------    -----------    ------------     ------------
Net cash provided by financing activities........         499,888       2,916,852      2,880,955       9,167,327       12,584,067
                                                        ---------     -----------    -----------    ------------     ------------
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS.....................................         218,876         167,508        (56,280)      5,135,535        5,521,919
CASH AND CASH EQUIVALENTS
 Beginning of period.............................              --         218,876        218,876         386,384               --
                                                        ---------     -----------    -----------    ------------     ------------
 End of period...................................       $ 218,876     $   386,384    $   162,596    $  5,521,919     $  5,521,919
                                                        =========     ===========    ===========    ============     ============
NONCASH TRANSACTIONS
 Equipment purchased through capital lease.......       $ 186,126     $        --    $        --    $         --     $    186,126
                                                        =========     ===========    ===========    ============     ============
CASH PAID FOR INTEREST...........................       $      --     $     8,879    $     6,336    $     17,872     $     26,751
                                                        =========     ===========    ===========    ============     ============



                            See accompanying notes.

                                iSHIP.COM, INC.
                         (A Development Stage Company)

                         NOTES TO FINANCIAL STATEMENTS

Note 1--Summary of Significant Accounting Policies

   Development Stage Operations--iShip.com, Inc. (the Company), a Washington corporation, was incorporated on May 27, 1997 under the name MoveIt! Software, Inc. On May 18, 1998, the Company changed its name to iShip.com, Inc. The Company's office is located in Bellevue, Washington.

   Since inception, the Company has been developing and marketing software applications that enable customers to price, ship and track packages using its website. The Company has devoted significant time to raising capital, obtaining financing and administrative functions. These activities are expected to continue until such time the software is released commercially. During 1998, a "beta" version of the software was released. Limited revenues have been recognized since inception related to miscellaneous service fees.

   Unaudited Interim Financial Information--The interim financial statements of the Company for the nine months ended September 30, 1998 and 1999 and the period from May 27, 1997 (date of inception) to September 30, 1999, included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at September 30, 1998 and 1999, the results of operations and its cash flows for the nine months ended September 30, 1998 and 1999 and the period from May 27, 1997 (date of inception) to September 30, 1999.

   Use of Estimates--The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   Cash and Cash Equivalents--For the purposes of the statement of cash flows, cash and cash equivalents are defined as short-term, highly liquid investments that are readily convertible to cash and are so near maturity that fluctuations in interest rates lead to insignificant risk of changes in investment value.

   Equipment--Equipment is stated at cost. The Company provides depreciation on the cost of its equipment using straight-line methods over estimated useful lives of three years. Expenditures for repairs and maintenance are charged to expense as incurred.

   Research and Development Costs--Research and development costs are charged to expense as incurred. These costs primarily consist of salaries, development materials, supplies and applicable overhead expenses of personnel directly involved in the research and development of new technology.

   Stock-Based Compensation--The Company accounts for stock-based compensation to employees using the intrinsic value method, whereby, compensation cost is recognized when the exercise price at the date of grant is less than the fair market value of the Company's common stock. The Company discloses the proforma effect of compensation cost based on the fair value method for determining compensation cost. Stock-based compensation awarded to non-employees is determined using the fair value method. Compensation cost is recognized over the service or vesting period.

                                iSHIP.COM, INC.
                         (A Development Stage Company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

   Income Taxes--Income taxes are accounted for using an asset and liability approach which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities at the applicable enacted tax rates. Generally accepted accounting principles require a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of its deferred tax assets will not be realized.

   Risk Concentrations--At times, cash balances exceed federally-insured limits. However, cash is held on deposit in major financial institutions and is considered subject to minimum credit risk.


Note 2--Investment Securities

   Investment securities are classified as "available-for-sale" under generally accepted accounting principles. Available-for-sale securities are recorded at estimated fair value, with the net unrealized gain or loss included as a separate component of shareholders' equity, net of the related tax effect. Realized gains or losses on dispositions are based on the net proceeds and the adjusted carrying amount of securities sold, using the specific identification method.

   At December 31, 1998, the Company had commercial paper with an amortized cost of $990,676, which approximates fair value. The expected maturities of the securities range from 25 to 106 days.


Note 3--Equipment

   Equipment is recorded at cost and consists of the following at December 31:

                                                                    1997             1998
                                                               --------------    ------------
  Computer hardware........................................          $141,787        $245,865
  Computer software........................................            49,660          87,612
                                                                     --------        --------
                                                                      191,447         333,477
  Accumulated depreciation.................................           (15,511)        (96,383)
                                                                     --------        --------
                                                                     $175,936        $237,094
                                                                     ========        ========

Note 4--Long-Term Debt

   The Company has an equipment line of credit with a bank providing for equipment purchase advances up to $500,000 through September 4, 1999. Advances are collateralized by substantially all assets of the Company. Interest on the borrowings are at the bank's prime rate plus 0.5%. Monthly interest payments are required through September 4, 1999. Commencing on October 4, 1999, the unpaid principal balance of the advances shall be paid in 36 equal monthly installments of principal plus interest.

   Maturities of long-term debt for years ending December 31 are as follows:

  1999............................................................   $ 7,200
  2000............................................................    28,800
  2001............................................................    28,800
  2002............................................................    21,618
                                                                     -------
                                                                     $86,418
                                                                     =======

                                iSHIP.COM, INC.
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

Note 5--Deferred Compensation

   Three key officers of the Company deferred their salaries during the first nine months of development stage operations. The deferred compensation amounts to $150,000 and $168,750 as of December 31, 1997 and 1998, respectively. The deferred salaries will be paid when the Company generates positive cash flows from operations.


Note 6--Preferred Stock

   Transactions--The Company issued 1,600,000 shares in 1997 and 7,386,668 shares in 1998 of Series A Preferred Stock at $0.375 per share. No direct costs were incurred in relation to the shares issued.

   Preference in Liquidation--In the event of voluntary or involuntary liquidation, distribution of assets, dissolution or winding-up of the Company before any distribution or payment to holders of the Company's common stock, the holders of Series A Preferred Stock are entitled to receive payment of $0.375 per outstanding share held by them.

   Dividends--Dividends payable to holders of Series A Preferred Stock are at the discretion of the Company's Board of Directors. As of December 31, 1997 and 1998, no dividends had been declared.

   Conversion Rights--A holder of Series A Preferred Stock, at the holder's option, has the right to convert shares of Series A Preferred Stock into common stock on a one-for-one basis, subject to adjustment for stock splits and dilutive issuances. In addition, Series A Preferred Stock would automatically convert to common stock in the event of the closing of an underwritten public offering which establishes a valuation of the Company of at least $50 million and results in gross proceeds of at least $10 million or upon the conversion of two-thirds of the shares of Series A Preferred Stock originally issued.

   Voting Rights--The holders of Series A Preferred Stock are entitled to one vote for each share and are entitled to vote on all matters on which the holders of common stock have the right to vote.


Note 7--Stock Option Plan

   The Company has a stock option plan under which employees and consultants may be awarded incentive or nonstatutory stock options. The plan authorizes the grant of options for the purchase of up to 5,660,000 shares of common stock. Under the plan, the option exercise price is generally no less than fair market value at the date of grant. Options expire no later than ten years from the grant date, and vesting is established at the time of grant provided that options shall become exercisable at the rate of at least 20% per year over five years.

   As the Company uses the intrinsic value method in accounting for its stock option plan, no compensation costs have been recognized for stock options issued to employees. Had the compensation cost for stock options been determined using the fair value method, the proforma net loss would have increased by $11,000 to $417,305 for the period from inception to December 31, 1997 and by $9,000 to $1,863,143 for the year ended December 31, 1998.

   The weighted average fair value of the options granted during 1998 and the period from inception is estimated to be $0.015 using the Black-Scholes option-pricing model with the following assumptions on the date of grant: 0% dividend yield and volatility, 5% forfeitures per year, risk-free interest rate of 4.47% to 5.80%, expected lives of nine years.

                                iSHIP.COM, INC.
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

   Stock option activity is as follows:

                                                                                                              Weighted
                                                                                                              --------
                                                                                                               Average
                                                                                                               -------
                                                                                                              Exercise
                                                                                                              --------
                                                                                    Common Shares               Price
                                                                              --------------------------        -----
                                                                              Available        Options
                                                                              ---------        -------
                                                                              for Grant      Outstanding
                                                                              ---------      -----------
Inception, May 27, 1997..................................................            --              --             --
  Authorized.............................................................     5,660,000              --             --
  Granted................................................................    (1,785,000)      1,785,000        $0.0375
  Exercised..............................................................            --         (10,000)       $0.0375
                                                                             ----------       ---------
Balance, December 31, 1997...............................................     3,875,000       1,775,000        $0.0375
  Granted................................................................      (759,000)        759,000        $0.0430
  Exercised..............................................................            --        (411,000)       $0.0365
                                                                             ----------       ---------
Balance, December 31, 1998...............................................     3,116,000       2,123,000        $0.0390
                                                                             ==========       =========

   The following summarizes options outstanding at December 31, 1998:

                                                                 Weighted
                                                                  Average            Weighted
                                                                 Remaining            Average
                                              Number            Contractual          Exercise              Number
       Range of Exercise Price             Outstanding             Life                Price            Exercisable
       -----------------------             -----------             ----                -----            -----------
       $0.0375-0.050                        2,123,000            9.1 years            $0.039              420,312

   Included in common stock issued are 10,500 shares granted to certain consultants for services provided. These shares were granted from shares authorized for issue under the option plan. The fair value of the shares granted to the consultants was $375 for the period from inception to December 31, 1997 and $413 for the year ended December 31, 1998.

   In December 1998, the Board of Directors approved additional grants of up to 24,000 shares of common stock to consultants for services to be provided in 1999.


Note 8--Income Taxes

   At December 31, 1998, the Company has net operating loss carryforwards for federal income tax purposes of approximately $1.9 million and research credit carryforwards of $109,000 available to offset future federal taxable income, if any. The net operating loss and research credit carryforwards generally expire in 2018. The Internal Revenue Code may limit the net operating loss carryforwards to be used in any given year upon the occurrence of certain events, including significant change in ownership interest.

                                iSHIP.COM, INC.
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

   Deferred taxes are comprised of the following at December 31:

                                                                1997               1998
                                                             ---------          ---------
  Deferred tax assets (liabilities)
     Net operating loss carryforwards.................       $  70,500          $ 643,000
     Research credits.................................          16,500            109,000
     Deferred compensation............................          51,000             57,000
     Other............................................          (1,200)            17,300
                                                             ---------          ---------
  Total deferred tax asset............................         136,800            826,300
  Valuation allowance.................................        (136,800)          (826,300)
                                                             ---------          ---------
                                                             $      --          $      --
                                                             =========          =========

   A valuation allowance for the full amount of the net deferred tax asset has been recorded as realization in the near term is not reasonably assured. The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate of 34% to earnings before taxes due to the valuation allowance established for the current year's net operating loss and nondeductible items.


Note 9--Capital Lease Obligation

   At December 31, 1997 and 1998, the Company was obligated under the terms of a capital lease for certain computer hardware and software from a related party. The implicit interest rate for the leases ranges from 4.4% to 7.5% and requires monthly payments of $4,534. Required minimum lease payments for the years ending December 31 are as follows:

       1999..............................................     $ 54,413
       2000..............................................       54,413
       2001..............................................       28,435
                                                              --------
                                                               137,261
       Less amount representing interest.................        8,875
                                                              --------
                                                              $128,386
                                                              ========

   Included in equipment at December 31, 1997 and 1998 is $186,126 held under capital lease with accumulated amortization of $15,511 and $77,552, respectively.


Note 10--Commitments and Contingency

   Lease Commitments--The Company leases its office space and certain leasehold improvements and office furniture under operating leases through June 30, 2001 from a related party. Rent expense under all leases was $23,452 for the period from inception to December 31, 1997 and $269,885 for the year ended December 31, 1998. Future minimum lease payments required under non cancelable operating leases are as follows:

Years Ending December 31,
-------------------------
         1999..............................     $295,287
         2000..............................      295,287
         2001..............................      147,643
                                                --------
                                                $738,217
                                                ========

                                iSHIP.COM, INC.
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

   Given the Company's development stage operations, only a portion of the standard lease payments are required in early months. The difference between the actual lease payments and the standard monthly payments are recorded as deferred rent payable. Total deferred rent was $50,845 as of December 31, 1998.

   The Company subleases a portion of the office space to an unrelated party. The sublease commenced on June 15, 1998 and provides for monthly rent of $7,708. The original lease term is twelve months. The subtenant has the right to extend the sublease for two additional periods of three months each. Rental income from the sublease totaled $58,069 in 1998.

   The Company also leases certain furniture and leasehold improvements to the third party. Rental income from these leases amounted to $24,044 in 1998.

Note 11--Events Subsequent to the Date of the Auditors' Report (Unaudited)

   Series B Preferred Stock--In April 1999 the Board of Directors, approved the sale of Series B Preferred Stock. In April, May and August, 1999 the Company issued 10,133,334 shares of its Series B Preferred Stock at $0.75 per share. No direct costs were incurred in relation to the shares issued. The proceeds of $7.6 million have been used to fund the operations of the Company with excess funds at September 30, 1999 invested in short-term, highly-liquid investments classified as cash equivalents. In the event of voluntary or involuntary liquidation, distribution of assets, dissolution or winding-up of the Company before any distribution or payment to holders of the Company's common stock, the holders of Series B Preferred Stock are entitled to receive payment of $0.75 per outstanding share held by them. Dividends payable to holders of Series B Preferred Stock are at the discretion of the Company's Board of Directors. A holder of Series B Preferred Stock, at the holder's option, has the right to convert shares of Series B Preferred Stock into common stock on a one-for-one basis, subject to adjustment for stock splits and dilutive issuances. In addition, the Series B Preferred Stock would automatically convert to common stock in the event of the closing of an underwritten public offering which establishes a valuation of the Company of at least $75 million and results in gross proceeds of at least $15 million or upon the conversion of two-thirds of the shares of Series B Preferred Stock originally issued. The holders of Series B Preferred Stock are entitled to one vote for each share and are entitled to vote on all matters on which the holders of common stock have the right to vote.

   Stock Warrant--On April 27, 1999 the Company issued a warrant to a strategic partner for a maximum of 2,666,666 shares of the Company's Series B Preferred Stock at a purchase price of $1.50 per share. The actual number of shares purchasable under the warrant is determined by a performance measure based on qualifying revenues generated during a one year period beginning March 1, 2000.

   Lease Commitment--In July, 1999 the Company entered into a facility lease agreement for its corporate headquarters with minimum lease payments approximating $2.4 million over five years.

   Stock Split--On August 6, 1999 the Board of Directors approved a 2 for 1 split of the Company's Common and Preferred Stock and an increase in the number of authorized Common Stock shares to 60,000,000 and authorized Preferred Stock shares to 21,786,688. Accordingly, the share information in the accompanying financial statements and footnotes have been restated to reflect the stock split.

                                iSHIP.COM, INC.
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

   Finance Agreement--On August 20, 1999, the Company entered into a Loan and Security Agreement with a bank for $2,950,000 of which $2.5 million is available for equipment purchases through February 19, 2003 and $450,000 is available through a revolving line maturing on August 19, 2000. Advances are collateralized by substantially all assets of the Company. Interest on borrowings are at the bank's prime rate plus 0.5%. Borrowings for equipment purchases are payable in 30 equal monthly installments beginning March 19, 2000.

   In connection with the agreement, the Company issued a Common Stock purchase warrant which permits the holder to purchase up to 10,000 shares of the Company's Common Stock at a purchase price of the lesser of $2.50 per share and the price per share received by the Company in the next round of financing. The warrant is exercisable only (i) after the Company's initial public offering,
(ii) immediately prior to a change in control and (iii) with the written consent of the Company.

   Proposed Merger Agreement--In October 1999, the Company entered into a merger agreement with Stamps.com, Inc. a development stage enterprise developing an Internet-based postage service for end-users. In connection with the proposed merger, the Company will receive an aggregate 8 million shares of Stamps.com Common Stock in exchange for all the outstanding Common and Preferred Stock, and outstanding options and warrants of the Company. The agreement is subject to shareholder approval by both companies and regulatory approval.

   Stock Options--The following tabulation summarizes certain information related to options for common stock for the period from January 1, 1999 through September 30, 1999:

                                                                                 Weighted
                                                  Available                       Average
                                                     for           Options       Exercise
                                                    Grant        Outstanding       price
                                                  ---------      -----------     --------
  Balance, December 31, 1998................      3,116,000       2,123,000       $0.039
  Granted (unaudited).......................     (1,641,606)      1,641,606       $0.159
  Exercised (unaudited).....................             --        (694,566)      $0.046
  Balance, September 30, 1999...............      1,474,394       3,070,040       $0.102

(b)  Pro Forma Financial Information.

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

   On October 22, 1999, Stamps.com entered into a merger agreement to acquire iShip.com in exchange for 8,000,000 shares of Stamp.com's common stock. Stamps.com's management has prepared the following unaudited pro forma condensed combined financial information to give effect to this acquisition. The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1998 and for the nine months ended September 30, 1999 give effect to the iShip.com acquisition as if it had taken place at the beginning of each period. The Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 1999 gives effect to the iShip.com acquisition as if it had taken place on such date.

   The pro forma adjustments, which are based upon available information and certain assumptions that Stamps.com believes are reasonable in the circumstances, are applied to the historical financial statements of Stamps.com and iShip.com. The iShip.com acquisition will be accounted for using the purchase method of accounting. Stamps.com allocation of purchase price is based upon management's current estimates of the fair value of assets acquired and liabilities assumed in accordance with Accounting Principles Board No. 16. The purchase price allocations reflected in the accompanying unaudited pro forma condensed combined financial statements may be different from the final allocation of the purchase price and such differences may be material. The Company expects to complete a valuation and other procedures during the fourth quarter of 1999.

   The accompanying unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and the notes thereto for both Stamps.com and iShip.com, which are included elsewhere in this prospectus. The unaudited pro forma condensed combined financial information is provided for informational purposes only and does not purport to represent what Stamps.com's financial position or results of operations would actually have been had the iShip.com acquisition occurred on such dates or to project Stamps.com's results of operations or financial position for any future period.

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                           AS OF SEPTEMBER 30, 1999

                            (Amounts in thousands)

                                                                                                   PRO FORMA
                                                              STAMPS.COM       ISHIP.COM          ADJUSTMENTS        TOTAL
                                                              ----------       ---------          -----------       --------
                        ASSETS
                        ------
Current assets:
Cash and cash equivalents...............................         $61,198          $5,522          $        --       $ 66,720
Prepaid expenses........................................           7,216             102                   --          7,318
                                                                 -------          ------          -----------       --------
Total current assets....................................          68,414           5,624                   --         74,038
Property and equipment, net.............................           5,339           2,225                   --          7,564
Intangibles, net........................................              --              --              470,546 (2)    470,546
Other assets............................................             432              --                   --            432
                                                                 -------          ------          -----------       --------
  Total assets..........................................         $74,185          $7,849          $   470,546       $552,580
                                                                 =======          ======          ===========       ========

               LIABILITIES AND STOCKHOLDERS'
                      EQUITY (DEFICIT)
                      ----------------

Current liabilities:
Line of credit..........................................         $ 1,000          $   --          $        --       $  1,000
Accounts payable........................................           2,331             605                   --          2,936
Accrued expenses........................................           3,230              83                   --          3,313
Current portion of capital lease obligations............             472             437                   --            909
                                                                 -------          ------          -----------       --------
Total current liabilities...............................           7,033           1,125                   --          8,158
Long-term liabilities...................................             500           1,591                   --          2,091
Stockholders' equity (deficit)..........................          66,652           5,133              (44,321)(3)    542,331
                                                                                                      514,867 (4)
                                                                 -------          ------          -----------       --------
  Total liabilities and stockholders' equity
    (deficit)...........................................         $74,185          $7,849          $   470,546       $552,580
                                                                 =======          ======          ===========       ========


  See notes to unaudited pro forma condensed combined financial information.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1998

                 (Amounts in thousands, except per share data)

                                                                                                 PRO FORMA
                                                                                                -----------
                                                          STAMPS.COM        ISHIP.COM           ADJUSTMENTS          TOTAL
                                                          ----------        ---------           -----------        ---------
Revenues................................................     $    --          $    --           $        --        $      --
Cost of sales...........................................          --               --                    --               --
                                                             -------          -------           -----------        ---------
Gross profit............................................          --               --                    --               --
Operating expenses:
Research and development................................       1,532              832                    --            2,364
Sales and marketing.....................................         632               79                    --              711
General and administrative..............................       2,016            1,039               128,717 (5)      131,772
                                                             -------          -------           -----------        ---------
                                                               4,180            1,950               128,717          134,847
Loss from operations....................................      (4,180)          (1,950)             (128,717)        (134,847)
Other income (expense):
Interest expense........................................         (28)              (9)                   --              (37)
Interest income.........................................          12               73                    --               85
Other, net..............................................          --               32                    --               32
                                                             -------          -------           -----------        ---------
Net loss................................................     $(4,196)         $(1,854)          $  (128,717)       $(134,767)
                                                             =======          =======           ===========        =========
Basic and diluted net loss per share....................     $ (0.85)                                              $  (11.97)
                                                             =======                                               =========
Pro forma basic and diluted net loss
 per share..............................................     $ (0.36)                                              $   (7.53)
                                                             =======                                               =========
Weighted average shares outstanding used in
 basic and diluted per share calculation................       4,956                                  6,304           11,260
                                                             =======                            ===========        =========
Weighted average shares outstanding used in
 pro forma basic and diluted per share
 calculation............................................      11,593                                  6,304           17,897
                                                             =======                            ===========        =========



  See notes to unaudited pro forma condensed combined financial information.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                 (Amounts in thousands, except per share data)

                                                                                                  PRO FORMA
                                                                                                 -----------
                                                                 STAMPS.COM      ISHIP.COM       ADJUSTMENTS          TOTAL
                                                                 ----------      ---------       -----------        ---------
Revenues......................................................     $     --       $    --         $       --        $      --
Cost of sales.................................................           --            --                 --               --
                                                                   --------       -------         ----------        ---------
Gross profit..................................................           --            --                 --               --
Operating expenses:
Research and development......................................        5,049         1,493                 --            6,542
Sales and marketing...........................................       10,856           234                 --           11,090
General and administrative....................................        8,276         2,028             96,538 (6)      106,842
                                                                   --------       -------         ----------        ---------
                                                                     24,181         3,755             96,538          124,474
Loss from operations..........................................      (24,181)       (3,755)           (96,538)        (124,474)
Other income (expense):
Interest expense..............................................         (122)          (18)                --             (140)
Interest income...............................................        1,200           153                 --            1,353
Other, net....................................................           --             1                 --                1
                                                                   --------       -------         ----------        ---------
Net loss......................................................     $(23,103)      $(3,619)        $  (96,538)       $(123,260)
                                                                   ========       =======         ==========        =========
Basic and diluted net loss per share..........................     $  (1.59)                                        $   (5.93)
                                                                   ========                                         =========
Pro forma basic and diluted net loss per share................     $  (0.74)                                        $   (3.28)
                                                                   ========                                         =========
Weighted average shares outstanding used in basic
 and diluted per share calculation............................       14,496                            6,304           20,800
                                                                   ========                       ==========        =========
Weighted average shares outstanding used in pro
 forma basic and diluted per share calculation................       31,260                            6,304           37,564
                                                                   ========                       ==========        =========



  See notes to unaudited pro forma condensed combined financial information.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION

   The pro forma financial information gives effect to the following pro forma adjustments:

   The iShip.com merger will be accounted for using the purchase method of accounting. In connection with the acquisition, Stamps.com will issue up to 8 million shares of Common Stock in exchange for all of the outstanding shares of iShip.com capital stock, options and warrants. The aggregate estimated purchase price is approximately $520 million based on $65.00 per share for purposes of these pro forma financial statements, which is the price to public of Stamps.com's follow-on public offering that was completed under a Registration Statement on Form S-1 declared effective by the Securities and Exchange Commission on December 6, 1999.

   The iShip.com shares were first converted to Stamps.com equivalent shares by taking the number of iShip.com shares over the total number of iShip.com shares multiplied by 8,000,000 to arrive at Stamps.com shares for each iShip.com share. This calculation has been made for purposes of these financial statements only and does not represent the final exchange ratio, which will be determined on the third trading day prior to the closing of the transaction.

   The purchase price was determined as follows (in thousands):

                                                                                                 Stamps.com
                                                                                  iShip shares     shares     Fair Value
                                                                                  ------------     ------     ----------
  Shares........................................................................     25,240         6,304      $409,766
  Warrants......................................................................      2,690           672        43,671
  Vested stock options..........................................................      1,370           342        22,242
  Unvested stock options........................................................      2,730           682        44,321
                                                                                     ------         -----      --------
                                                                                     32,030         8,000      $520,000
                                                                                     ======         =====      ========

   The fair value of "shares" was calculated by taking the fair value of the Stamps.com shares ($65.00 per share) times the number of Stamps.com shares to be exchanged.

   With respect to stock options exchanged as part of the iShip.com merger, all vested and unvested iShip.com options exchanged for Stamps.com options are included as part of the purchase price based on their fair value. The fair value of the shares underlying options and warrants was calculated by taking the vested and unvested options and warrants to purchase Stamps.com shares (1,696,000 options and warrants) times the fair value of the stock ($65.00 per share). Proceeds to be received from the option and warrant holders upon exercise were excluded as the amounts are immaterial.

   The pro forma financial information has been prepared on the basis of assumptions described in these notes and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of iShip.com based on preliminary estimates of their fair value. The actual allocation of such consideration may differ from that reflected in the pro forma financial information after valuations and other procedures to be performed after the
closing of the iShip.com acquisition.   Below is a table of the estimated
acquisition cost, purchase price allocation and annual amortization of the intangible assets acquired (in thousands):

                                                                                      Amortization   Annual Amortization
                                                                                          Life          of Intangibles
                                                                                          ----          --------------
Estimated Acquisition Cost:
    Estimated purchase price..............................................   $520,000
  Purchase Price Allocation:
    Estimated fair value of net tangible assets of
     iShip.com at September 30, 1999......................................      5,133
    Deferred compensation on unvested stock
     options assumed......................................................     44,321           4               11,080
  Intangible assets acquired:
    Goodwill..............................................................    470,546           4              117,637
                                                                             --------
                                                                             $520,000
                                                                             ========

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL INFORMATION--(Continued)

Tangible assets of iShip.com acquired in the iShip.com merger principally include cash and fixed assets. Liabilities of iShip.com assumed in the iShip.com merger principally include accounts payable, accrued payroll and long-term debt.

   2.   The pro forma adjustment is for goodwill allocation of $470.5 million.

   3. The pro forma adjustment is for deferred stock compensation associated with the unvested iShip.com stock options to acquire approximately 2.73 million shares of iShip.com common stock to be assumed by Stamps.com.

   4. The pro forma adjustment to "shareholders' equity" reflects the elimination of iShip.com's shareholders' equity ($5.1 million) and the impact of the issuance of Stamps.com's common stock ($520.0 million) in connection with the iShip.com merger.

   5. The pro forma adjustment is for amortization of deferred stock compensation associated with the unvested iShip.com stock options assumed by Stamps.com over the remaining vesting period of $11.1 million and amortization of goodwill of $117.6 million for the year ended December 31, 1998.

   6. The pro forma adjustment is for amortization of deferred stock compensation of $8.3 million and amortization of goodwill of $88.2 million for the nine months ended September 30, 1999.

     (c) Exhibits.

               2.1 Agreement and Plan of Merger by and among the Registrant, Rocket Acquisition Corp. and iShip.com, Inc. dated as of October 22, 1999.(1)

              99.1 Press Release issued by the Registrant on October 25, 1999 (Announcing Agreement to Acquire iShip.com).(1)

              99.2 Press Release issued by the Registrant on October 28, 1999 (Announcing Third Quarter 1999 Financial Results).(1)


                  (1) Previously filed with original Current Report on Form 8-K dated October 22, 1999.


                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             Stamps.com Inc.
                              --------------------------------------------------
                                               (Registrant)

    December 28, 1999                   /s/John W. LaValle
---------------------------   --------------------------------------------------
           Date                   John W. LaValle
                                  Sr. VP Operations and Chief Financial Officer